UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 8, 2003

SmarTire Systems Inc.
(Exact name of registrant as specified in its charter)

Yukon Territory
(State or other jurisdiction of incorporation)

0-29248
(Commission File Number)

not applicable
(IRS Employer Identification No.)

150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1
(Address of principal executive offices and Zip Code)

(604) 276-9884
(Registrant's telephone number, including area code)

not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events.

Reference is made to the press release of the Registrant, issued and disseminated on September 10, 2003, announcing that the Registrant has signed an agreement in principle appointing Beijing Boom Technology Co. Ltd. as the Master Distributor of the Registrant's Tire Pressure Monitoring Systems (TPMS) in mainland China. Beijing Boom Technology has agreed to purchase over $1.5 million in additional aftermarket passenger car TPMS systems at fixed intervals over the next twelve months. In order to maintain its status as the Registrant's Master Distributor in China, Beijing Boom Technology must also purchase approximately $3.9 million in additional aftermarket passenger car TPMS systems during the twelve-month period commencing September 1, 2004.

Beijing Boom Technology must also establish a network of certified dealers in all provinces of China by May 1, 2004. The parties have agreed to work together to finalize a formal Master Distributor Agreement, which reflects the agreement in principle. The Registrant has agreed not to appoint any other master distributor for mainland China during the next two years.

Item 7. Financial Statements and Exhibits.

Exhibits

10.1 Agreement in Principle between the Registrant and Beijing Boom Technology Co. Ltd. dated September 8, 2003. (Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a Request for Confidential Treatment filed under 17 C.F.R. subsections 200.80(b)(4) and 240.24b-2.)

99.1 Press release issued by the Registrant on September 10, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTIRE SYSTEMS INC.

/s/ Jeff Finkelstein
By: Jeff Finkelstein
Chief Financial Officer

Date: September 10, 2003